Exhibit 10(r)

CenterPoint Energy, Inc.
Summary of Non-Employee Director Compensation

The following is a summary of compensation paid to the non-employee directors of CenterPoint Energy, Inc. (the “Company”) effective April 27, 2017. For additional information regarding the compensation of the non-employee directors, please read the definitive proxy statement relating to the Company’s 2018 annual meeting of shareholders to be filed pursuant to Regulation 14A.

•Annual retainer fee of $100,000 for Board membership, paid quarterly in arrears;

•	Supplemental annual retainer of $20,000 for serving as a chairman of the Audit Committee or Compensation Committee; and

•	Supplemental annual retainer of $15,000 for serving as a chairman of the Finance Committee or Governance Committee.

Stock Grants. Each non-employee director serving as of May 1, 2017 was granted an annual stock award under the CenterPoint Energy Inc. Stock Plan for Outside Directors in 2017. The cash value of these awards, as of the grant date, is set annually by the Board of Directors of the Company. The number of shares awarded is then determined by dividing the cash value by the fair market value of the common stock on the grant date. In 2017, the Board determined a cash value for the stock award, as of the grant date, of $130,000, resulting in a stock award to each non-employee director of 4,592 shares of common stock.

Deferred Compensation Plan. Directors may elect each year to defer all or part of their annual retainer fees, including any committee chairman fees and meeting fees. Directors participating in these plans may elect to receive distributions of their deferred compensation and interest in three ways: (i) an early distribution of either 50% or 100% of their deferrals for the year in any year that is at least four years from the year of deferral or, if earlier, the year in which they attain their normal retirement date under the plan (the first day of the month coincident with or next following attainment of age 70); (ii) a lump sum distribution payable in the year after they reach their normal retirement date or leave the Board of Directors, whichever is later; or (iii) 15 annual installments beginning on the first of the month coincident with or next following their normal retirement date or upon leaving the Board of Directors, whichever is later.